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                                                                    EXHIBIT 12.1

                    NATIONSBANK CORPORATION AND SUBSIDIARIES

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                             (DOLLARS IN MILLIONS)

                                           NINE MONTHS                 YEAR ENDED DECEMBER 31,
                                              ENDED          -------------------------------------------
                                        SEPTEMBER 30, 1996    1995      1994     1993     1992     1991
                                        ------------------   -------   ------   ------   ------   ------
EXCLUDING INTEREST ON DEPOSITS
Income before taxes...................        $2,676         $ 2,991   $2,555   $1,991   $1,396   $  109
Equity in undistributed earnings of
  unconsolidated subsidiaries.........           (12)             (7)      (3)      (5)      (1)      (1)
Fixed charges:
  Interest expense (including
     capitalized interest)............         3,156           4,480    2,896    1,421      916    1,291
  Amortization of debt discount and
     appropriate issuance costs.......            15              12        8        6        3        2
   1/3 of net rent expense............            94             125      114       96       91       82
                                              ------          ------   ------   ------   ------   ------
          Total fixed charges.........         3,265           4,617    3,018    1,523    1,010    1,375
Preferred dividend requirements.......            17              13       15       16       29       31
Earnings (excluding capitalized
  interest)...........................        $5,935         $ 7,601   $5,570   $3,509   $2,398   $1,471
                                              ======          ======   ======   ======   ======   ======
Fixed charges.........................        $3,282         $ 4,630   $3,033   $1,539   $1,039   $1,406
                                              ======          ======   ======   ======   ======   ======
Ratio of Earnings to Fixed Charges....          1.81            1.64     1.84     2.28     2.31     1.05
INCLUDING INTEREST ON DEPOSITS
Income before taxes...................        $2,676         $ 2,991   $2,555   $1,991   $1,396   $  109
Equity in undistributed earnings of
  unconsolidated subsidiaries.........           (12)             (7)      (3)      (5)      (1)      (1)
Fixed charges:
  Interest expense (including
     capitalized interest)............         5,684           7,761    5,310    3,570    3,688    5,611
  Amortization of debt discount and
     appropriate issuance costs.......            15              12        8        6        3        2
   1/3 of net rent expense............            94             125      114       96       91       82
                                              ------          ------   ------   ------   ------   ------
          Total fixed charges.........         5,793           7,898    5,432    3,672    3,782    5,695
Preferred dividend requirements.......            17              13       15       16       29       31
Earnings (excluding capitalized
  interest)...........................        $8,463         $10,882   $7,984   $5,658   $5,170   $5,791
                                              ======          ======   ======   ======   ======   ======
Fixed charges.........................        $5,810         $ 7,911   $5,447   $3,688   $3,811   $5,726
                                              ======          ======   ======   ======   ======   ======
Ratio of Earnings to Fixed Charges....          1.46            1.38     1.47     1.53     1.36     1.01
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